Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
April 22, 2010	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2010 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 22, 2010 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2010.

Consolidated net income available to common stockholders for the first quarter of 2010 was $18.6 million, or $0.44 per diluted common share, compared to $6.0 million, or $0.16 per diluted common share, for the fourth quarter of 2009, and a net loss applicable to common stockholders of $11.8 million, or $0.36 per diluted common share, for the first quarter of 2009. Consolidated net income available to common stockholders for the fourth quarter of 2009 included a non-cash charge of $11.4 million related to our redemption of preferred stock issued under the U.S. Treasury’s Capital Purchase Program (“CPP”). Excluding the $11.4 million charge, net income available to common stockholders for the fourth quarter of 2009 was $17.5 million, or $0.47 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below).

Highlights of our first quarter 2010 results (compared to fourth quarter 2009, unless otherwise noted) included:

•	Growth in average deposit balances of $1.1 billion, or 11.0 percent.

•	Growth in average interest-earning investment securities balances of $714.9 million or 21.7 percent, which we have increased as a result of our continued growth in deposits.

•	A provision for loan losses of $10.7 million, a decrease of $6.6 million compared to the fourth quarter of 2009.

•

Although we did not see growth in average loan balances, and utilization of credit commitments remained low during the first quarter of 2010, we continue to make new loans, as we have throughout the downturn. During the first quarter of 2010, we added 318 new loan clients, resulting in $233.1 million in new funded loans. The decrease in average loan balances of $252.4 million, or 5.8 percent, was the primary driver for the decrease of $1.3 million in net interest income (fully taxable equivalent basis).

•

An increase in noninterest expense of $10.7 million, or 12.1 percent, primarily due to increased compensation expense from higher incentive compensation and Employee Stock Ownership Plan (“ESOP”) expenses, as well as seasonal increases in salaries and related expenses. Incentive compensation and ESOP expenses for the first quarter 2010 reflect our current expectation that we will meet our internal targets for 2010 as compared to our 2009 incentive compensation levels, which were at half of target levels as we did not meet our internal targets.

“In the first quarter, credit quality continued to improve, deposits remained strong, and gains from our venture capital-related activities increased,” said Ken Wilcox, President and CEO of SVB Financial Group. “We also saw meaningful improvements in the economy and among our clients.”

“Our clients appear more confident about their prospects than they’ve been in many quarters. The number of deals we booked in the first quarter was higher than in any recent quarter, and our pipeline is continuing to grow. While it’s difficult to predict exactly how the recovery will play out from quarter to quarter, our clients appear to be preparing for more robust business opportunities ahead, which we believe will translate into growth for SVB.”

First Quarter 2010 Summary

	Three months ended
					% Change from
(Dollars in millions, except share data and ratios)	March 31, 2010	December 31, 2009	March 31, 2009		December 31, 2009	March 31, 2009
Income Statement:
Diluted earnings (loss) per common share	$0.44	$0.16	$(0.36)		175.0%	NM %
Net income (loss) attributable to SVBFG	18.6	20.7	(8.2)		(10.1)	NM
Net income (loss) available to common stockholders	18.6	6.0	(11.8)		NM	NM
Net interest income	100.8	102.1	91.5		(1.3)	10.2
Provision for loan losses	10.7	17.3	43.5		(38.2)	(75.4)
Noninterest income (loss)	49.3	40.7	(5.6)		21.1	NM
Noninterest expense	98.6	87.9	87.1		12.2	13.2
Non-GAAP net income (loss) available to common stockholders (1)	18.6	17.5	(7.7)		6.3	NM
Non-GAAP diluted earnings (loss) per common share (1)	0.44	0.47	(0.23)		(6.4)	NM
Non-GAAP noninterest income, net of noncontrolling interests (1)	35.4	34.1	25.0		3.8	41.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	95.3	84.6	79.7		12.6	19.6

Fully Taxable Equivalent:
Net interest income (2)	$101.4	$102.7	$92.1		(1.3)%	10.1%
Net interest margin	3.30%	3.57%	3.97%		(7.6)	(16.9)

Shares Outstanding:
Common	41,526,122	41,338,389	32,935,515		0.5%	26.1%
Basic weighted average	41,404,501	36,475,822	32,931,714		13.5	25.7
Diluted weighted average	42,291,467	37,214,151	32,931,714		13.6	28.4

Balance Sheet:
Average total assets	$13,565.4	$12,487.1	$10,456.4		8.6%	29.7%
Average loans, net of unearned income	4,115.6	4,368.0	5,116.3		(5.8)	(19.6)
Average interest-earning investment securities	4,010.1	3,295.3	1,464.2		21.7	173.9
Average noninterest-bearing demand deposits	6,710.9	5,998.4	4,636.6		11.9	44.7
Average interest-bearing deposits	4,256.3	3,884.5	3,291.2		9.6	29.3
Average total deposits	10,967.2	9,882.9	7,927.7		11.0	38.3
Average short-term borrowings	44.7	49.5	47.0		(9.7)	(4.9)
Average long-term debt	862.4	868.9	970.2		(0.7)	(11.1)
Period-end total assets	14,125.2	12,841.4	10,955.0		10.0	28.9
Period-end loans, net of unearned income	4,205.2	4,548.1	5,003.1		(7.5)	(15.9)
Period-end investment securities	4,939.1	4,491.8	2,032.2		10.0	143.0
Period-end noninterest-bearing demand deposits	7,012.3	6,299.0	5,228.8		11.3	34.1
Period-end interest-bearing deposits	4,501.0	4,032.9	3,253.5		11.6	38.3
Period-end total deposits	11,513.3	10,331.9	8,482.3		11.4	35.7

Off-Balance Sheet:
Average total client investment funds	$15,068.6	$16,101.1	$17,701.3		(6.4)%	(14.9)%
Period-end total client investment funds	15,058.5	15,597.8	16,894.7		(3.5)	(10.9)
Total unfunded credit commitments	5,251.3	5,338.7	5,072.6		(1.6)	3.5

Earnings Ratios:
Return on average assets (annualized) (3)	0.55%	0.66%	(0.32	) %	(16.7)%	NM %
Return on average common SVBFG stockholders’ equity (annualized) (4)	6.47	2.44	(6.07)		165.2	NM

Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.61%	1.58%	2.18%		1.9%	(26.1)%
Gross charge-offs as a percentage of average total gross loans (annualized)	2.07	2.98	3.30		(30.5)	(37.3)
Net charge-offs as a percentage of average total gross loans (annualized)	1.46	2.84	3.21		(48.6)	(54.5)

Other Ratios:
Total risk-based capital ratio	20.72%	19.94%	18.75%		3.9%	10.5%
Operating efficiency ratio (5)	65.44	61.29	100.74		6.8	(35.0)
Period-end loans, net of unearned income, to deposits	36.53	44.02	58.98		(17.0)	(38.1)
Average loans, net of unearned income, to deposits	37.53	44.20	64.54		(15.1)	(41.9)

Non-GAAP Ratios: (1)
Tangible common equity to tangible assets	8.30%	8.78%	6.99%		(5.5)%	18.7%
Tangible common equity to risk-weighted assets	16.01	15.05	10.17		6.4	57.4
Non-GAAP return on average assets (annualized) (6)	0.55	0.66	(0.16)		(16.7)	NM
Non-GAAP return on average common SVBFG stockholders’ equity (annualized) (7)	6.47	7.05	(3.96)		(8.2)	NM
Non-GAAP operating efficiency ratio	69.72	61.84	68.02		12.7	2.5

Other Statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%		—%	—%
Average SVB prime lending rate	4.00	4.00	4.00		—	—
Average full-time equivalent employees	1,270	1,256	1,258		1.1	1.0

NM- Not meaningful

(1)	A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million, $0.5 million and $0.6 million for the quarters ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

(3)	Ratio represents annualized consolidated net income (loss) attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets.
(4)	Ratio represents annualized consolidated net income (loss) available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity).
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Ratio represents non-GAAP annualized consolidated net income (loss) attributable to SVBFG (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average assets.
(7)	Ratio represents non-GAAP annualized consolidated net income (loss) available to common stockholders (excluding a non-tax deductible charge of $11.4 million related to CPP repayment in the fourth quarter of 2009 and a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $101.4 million for the first quarter of 2010, compared to $102.7 million for the fourth quarter of 2009 and $92.1 million for the first quarter of 2009. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the fourth quarter of 2009 to the first quarter of 2010. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q1’10 compared to Q4’09
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$318	$(40)	$278
Investment securities	5,414	(1,516)	3,898
Loans	(6,267)	(49)	(6,316)

(Decrease) in interest income, net	(535)	(1,605)	(2,140)

Interest expense:
Deposits	309	(737)	(428)
Short-term borrowings	(2)	2	—
Long-term debt	(30)	(368)	(398)

Increase (decrease) in interest expense, net	277	(1,103)	(826)

(Decrease) in net interest income	$(812)	$(502)	$(1,314)

The decrease in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2009 to the first quarter of 2010, was primarily attributable to the following:

•

A decrease in interest income from our loan portfolio of $6.3 million driven principally by a decrease in average loan balances of $252.4 million, reflecting continued efforts by some clients to deleverage their businesses.

•

An increase in interest income of $3.9 million from our interest-earning investment securities portfolio, primarily related to the growth in average balances of $714.9 million due to the full quarter effect of purchases of new investments in the fourth quarter of 2009, as well as new investments in the first quarter of 2010. These investments were primarily purchases of agency-issued collateralized mortgage obligations, agency-issued mortgage-backed securities and U.S. agency securities, which were purchased as a result of our continued growth in deposits. This increase was partially offset by lower interest income earned on investments, which were purchased at lower yields due to the current low interest rate environment.

Net interest margin, on a fully taxable equivalent basis, was 3.30 percent for the first quarter of 2010, compared to 3.57 percent for the fourth quarter of 2009 and 3.97 percent for the first quarter of 2009. The decrease from the fourth quarter of 2009 to the first quarter of 2010 was primarily due to significant growth of our deposits, the majority of which were invested in overnight cash with the Federal Reserve, which earned 25 basis points throughout the first quarter of 2010. In addition, our net interest margin also decreased due to loan paydowns.

On an average basis, for the first quarter of 2010, 70.1 percent, or $2.9 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 70.4 percent, or $3.1 billion, for the fourth quarter of 2009 and 72.8 percent, or $3.7 billion, for the first quarter of 2009.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $4.9 billion at March 31, 2010, compared to $4.5 billion at December 31, 2009 and $2.0 billion at March 31, 2009.

Average interest-earning investment securities were $4.0 billion for the first quarter of 2010, compared to $3.3 billion for the fourth quarter of 2009 and $1.5 billion for the first quarter of 2009. Period-end interest-earning investment securities were $4.3 billion at March 31, 2010, compared to $3.9 billion at December 31, 2009 and $1.6 billion at March 31, 2009.

Non-marketable securities were $591.7 million ($246.8 million net of noncontrolling interests) as of March 31, 2010, compared to $553.5 million ($233.0 million net of noncontrolling interests) as of December 31, 2009 and $454.5 million ($178.4 million net of noncontrolling interests) as of March 31, 2009. The increase from the fourth quarter of 2009 to the first quarter of 2010 was primarily attributable to additional capital calls for fund investments of $25.3 million in the first quarter of 2010, as well as from unrealized gains of $14.5 million from our non-marketable securities. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.1 billion for the first quarter of 2010, compared to $4.4 billion for the fourth quarter of 2009 and $5.1 billion for the first quarter of 2009. The decrease in average loan balances from the fourth quarter of 2009 to the first quarter of 2010 resulted primarily from decreases in loans to venture capital/private equity clients, as well as decreases from life science and hardware clients. Although loan balances have decreased, we continue to make new loans, adding 318 new loan clients in the first quarter of 2010, resulting in $233.1 million in new funded loans.

Period-end loans, net of unearned income, were $4.2 billion at March 31, 2010, compared to $4.5 billion at December 31, 2009 and $5.0 billion at March 31, 2009.

Our nonperforming loans totaled $50.8 million at March 31, 2010, compared to $52.7 million at December 31, 2009 and $101.2 million at March 31, 2009. The allowance for loan losses related to nonperforming loans was $9.5 million, $8.9 million and $40.9 million at March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

The following table provides a summary of our loans individually equal to or greater than $20 million by industry sector at March 31, 2010, December 31, 2009 and March 31, 2009:

	Loans individually equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	March 31, 2010	December 31, 2009	March 31, 2009
Technology	$341,302	$376,072	$493,835
Private equity	197,121	371,728	254,348
Life sciences	22,000	45,667	28,750
Private client services	77,456	87,179	102,491
Premium wine	76,704	76,786	—
All other sectors	—	20,125	48,687

Total	$714,583	$977,557	$928,111

Loans individually equal to or greater than $20 million as a percentage of total gross loans	16.9%	21.3%	18.4%
Total clients with loans individually equal to or greater than $20 million	25	33	29
Loans individually equal to or greater than $20 million on nonaccrual status	$20,336	$20,407	$64,085
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	2.8%	2.1%	6.9%

The decrease in loans individually equal to or greater than $20 million from December 31, 2009 to March 31, 2010 was primarily due to lower utilization of lines of credit from our venture capital/private equity industry clients, as well as continued efforts by some clients to deleverage their businesses.

Deposits

Average deposits were $11.0 billion for the first quarter of 2010, compared to $9.9 billion for the fourth quarter of 2009 and $7.9 billion for the first quarter of 2009. The increase in average deposit balances from the fourth quarter of 2009 to the first quarter of 2010 came primarily from increases in our noninterest-bearing demand deposits, which grew by $712.6 million to $6.7 billion, and increases in our interest-bearing sweep deposits, which grew by $327.0 million to $2.4 billion. The overall increase in average deposit balances was primarily due to our clients’ desire to maintain short-term liquidity, as well as the lack of attractive investment opportunities off the balance sheet. Additionally, we saw growth in our interest-bearing sweep deposits due to our clients’ desire to leverage the convenience of the daily sweep product combined with the competitive rates we pay on the product.

Period-end deposits were $11.5 billion at March 31, 2010, compared to $10.3 billion at December 31, 2009 and $8.5 billion at March 31, 2009.

Noninterest Income (Loss)

Noninterest income was $49.3 million for the first quarter of 2010, compared to noninterest income of $40.7 million for the fourth quarter of 2009 and noninterest loss of $5.6 million for the first quarter of 2009. The increase in noninterest income from the fourth quarter of 2009 to the first quarter of 2010 was primarily driven by the following factors:

•

Net gains on investment securities of $16.0 million for the first quarter of 2010, compared to net gains of $6.7 million for the fourth quarter of 2009 and net losses of $35.0 million for the first quarter of 2009. The net gains of $16.0 million for the first quarter of 2010 were primarily due to unrealized gains of $12.5 million from our managed funds of funds as a result of higher valuations and realized gains of $3.0 million from distributions to our managed funds of funds. The following table provides a summary of net gains on investment securities for the three months ended March 31, 2010 and December 31, 2009:

	Three months ended
	March 31, 2010					December 31, 2009
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Other	Total	Total
Unrealized gains	$889	$12,454	$813	$374	$14,530	$6,675
Realized (losses) gains	(1,966)	3,002	447	(9)	1,474	6

Total (losses) gains on investment securities, net	$(1,077)	$15,456	$1,260	$365	$16,004	$6,681

Less: (losses) income attributable to noncontrolling interests, including carried interest	(1,402)	14,120	60	—	12,778	5,853

Non-GAAP net gains on investment securities, net of noncontrolling interests	$325	$1,336	$1,200	$365	$3,226	$828

As of March 31, 2010, we held investments, either directly or through nine of our managed investment funds, in 471 venture capital and private equity funds, 72 companies and five debt funds.

•

Net gains on derivative instruments of $2.0 million for the first quarter of 2010, compared to net gains of $1.4 million for the fourth quarter of 2009 and net gains of $1.8 million for the first quarter of 2009. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$292	$426	$496
Gains on internal foreign exchange forward contracts, net (1)	2,046	406	1,943

Total gains on foreign exchange forward contracts, net	2,338	832	2,439
Change in fair value of interest rate swap	—	—	(170)
Net (losses) gains on equity warrant assets	(356)	538	(455)

Total gains on derivative instruments, net	$1,982	$1,370	$1,814

1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

The increase in net gains on derivative instruments from the fourth quarter of 2009 to the first quarter of 2010 was primarily driven by the following factors:

•

Net gains of $2.0 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the first quarter of 2010, compared to net gains of $0.4 million in the fourth quarter of 2009. The net gains of $2.0 million in the first quarter of 2010 were offset by net losses of $2.0 million from revaluation of foreign currency denominated loans that are included in other noninterest income.

•

Net losses on equity warrant assets of $0.4 million for the first quarter of 2010, compared to net gains of $0.5 million for the fourth quarter of 2009. The net losses on equity warrant assets of $0.4 million for the first quarter of 2010 were primarily driven by $1.8 million from warrant cancellations and expirations, partially offset by net gains of $0.8 million from the exercise of certain warrant positions and net gains of $0.6 million from valuation increases in our warrant portfolio.

•

A decrease in other noninterest income of $2.1 million, mainly driven by net losses of $2.0 million from revaluation of our foreign currency denominated loans for the first quarter of 2010, compared to net gains of $0.1 million for the fourth quarter of 2009. The net losses of $2.0 million for the first quarter of 2010 were primarily due to the strengthening of the U.S. dollar against the Pound Sterling.

Non-GAAP noninterest income, net of noncontrolling interests, was $35.4 million for the first quarter of 2010, compared to $34.1 million for the fourth quarter of 2009 and $25.0 million for the first quarter of 2009. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $98.6 million for the first quarter of 2010, compared to $87.9 million for the fourth quarter of 2009 and $87.1 million for the first quarter of 2009.

The following table provides a summary of certain noninterest expense items:

	Three months ended
(Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Compensation and benefits:
Salaries and wages	$29,182	$26,481	$28,962
Incentive Compensation Plan	10,952	7,872	5,039
Employee Stock Ownership Plan	2,282	—	—
Other employee benefits (1)	17,414	14,236	14,279

Total compensation and benefits	59,830	48,589	48,280
FDIC assessments	5,049	3,182	2,675
Impairment of goodwill	—	—	4,092
(Reduction of) provision for unfunded credit commitments	(1,507)	1,999	(2,284)
Other (2)	35,204	34,137	34,377

Total noninterest expense	$98,576	$87,907	$87,140

Period-end full-time equivalent employees	1,271	1,258	1,262

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401k, warrant and retention plans, agency fees and other employee related expenses.”
(2)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The increase in noninterest expense from the fourth quarter of 2009 to the first quarter of 2010 was primarily attributable to the following:

•	An increase of $11.2 million in compensation and benefits expense, primarily as a result of the following:

•

An increase of $5.4 million in incentive compensation related expenses (including ESOP expenses), which reflects our current expectation that we will meet our internal targets for 2010 as compared to our 2009 incentive compensation levels, which were at half of target levels as we did not meet our internal targets. In addition to lower incentive compensation levels, no ESOP expenses or merit increases were recorded in 2009.

•	An increase of $3.2 million in other employee benefits related mainly to 401k and payroll tax expenses due to payments of 2009 incentive compensation in the first quarter of 2010.

•

An increase of $2.7 million in salaries and wages expense primarily due to seasonal accruals of vacation benefits, as well as an increase in the number of average full-time equivalent (“FTE”) employees, which increased by 14 to 1,270 FTEs for the first quarter of 2010, compared to an average of 1,256 FTEs for the fourth quarter of 2009.

•	An increase of $1.9 million in FDIC assessments primarily attributable to an increase in average deposit balances in the first quarter of 2010, as well as an increase in FDIC assessment rates.

•

A reduction of provision for unfunded credit commitments of $1.5 million for the first quarter of 2010, compared to a provision of $2.0 million for the fourth quarter of 2009. The reduction of provision for unfunded credit commitments of $1.5 million for the first quarter of 2010 was reflective of a decrease in our total unfunded credit commitments, as well as a decrease in our estimate of commitments expected to fund. Total unfunded credit commitments decreased by $87.4 million to $5.25 billion at March 31, 2010, compared to $5.34 billion at December 31, 2009.

Non-GAAP noninterest expense, net of noncontrolling interests, was $95.3 million for the first quarter of 2010, compared to $84.6 million for the fourth quarter of 2009 and $79.7 million for the first quarter of 2009. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 38.4 percent for the first quarter of 2010, compared to 39.6 percent for the fourth quarter of 2009 and 22.9 percent for the first quarter of 2009. The decrease in the tax rate from the fourth quarter of 2009 to the first quarter of 2010 was primarily due to higher levels of non-deductible officers’ compensation expense in the fourth quarter of 2009 as a result of our participation in the CPP during 2009.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2010	December 31, 2009	March 31, 2009
Allowance for loan losses, beginning balance	$72,450	$86,713	$107,396
Provision for loan losses	10,745	17,291	43,466
Gross loan charge-offs	(21,180)	(33,106)	(42,013)
Loan recoveries	6,256	1,552	1,161

Allowance for loan losses, ending balance	$68,271	$72,450	$110,010

Provision as a percentage of total gross loans (annualized)	1.03%	1.50%	3.49%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	2.07	2.98	3.30
Net loan charge-offs as a percentage of average total gross loans (annualized)	1.46	2.84	3.21
Allowance for loan losses as a percentage of total gross loans	1.61	1.58	2.18
Total gross loans at period-end	$4,238,848	$4,582,966	$5,045,208
Average total gross loans	4,149,183	4,402,909	5,159,412

Our provision for loan losses was $10.7 million for the first quarter of 2010, a decrease of $6.6 million from the fourth quarter of 2009. Gross loan charge-offs of $21.2 million for the first quarter of 2010 primarily came from our life science, hardware and software client portfolios. Gross loan charge-offs included $4.1 million of loans that were previously included as nonperforming loans. Loan recoveries of $6.3 million for the first quarter of 2010 were primarily from our hardware and software client portfolios.

Our allowance for loan losses decreased from $72.5 million at December 31, 2009 to $68.3 million at March 31, 2010. Our allowance for loan losses peaked at $110.5 million at June 30, 2009 and has decreased in each subsequent quarter. The decrease in allowance for loan losses reflects both a decrease in our loan balances, as well as from continuing improvement in credit quality trends in our loan portfolio since the second quarter of 2009 as indicated by several factors including the following:

•	A 54.4 percent decrease in nonperforming loans from a peak of $111.5 million at June 30, 2009 to $50.8 million at March 31, 2010.

•	A 29.5 percent decrease in classified loans from the second quarter of 2009 to the first quarter of 2010.

•

Resolution of certain large nonperforming loans in the fourth quarter of 2009 that had previously been specifically reserved for. At March 31, 2010 our nonperforming loans remained stable, as compared to December 31, 2009 levels.

Our overall percentage of allowance for loan losses decreased from a high of 2.26 percent at June 30, 2009, to 1.61 percent at March 31, 2010 due primarily to the resolution of certain large nonperforming loans and the fact that new additions to nonperforming loans have been smaller in size, which is a trend we expect will continue throughout 2010.

As such, we believe that our current allowance for loan losses of $68.3 million (1.61 percent of total gross loans) is adequate and indicative of ongoing levels of future net charge-offs. The following table provides a summary of our credit quality information:

	Period end balances at
(Dollars in thousands, except ratios)	March 31, 2010	December 31, 2009	March 31, 2009
Allowance for loan losses as a percentage of total gross loans	1.61%	1.58%	2.18%
Allowance for loan losses for performing loans as a percentage of total gross performing loans	1.40	1.40	1.40
Allowance for loan losses for impaired loans as a percentage of total gross nonperforming loans	18.68	16.83	40.39
Allowance for loan losses	$68,271	$72,450	$110,010
Allowance for loan losses for total gross performing loans	58,775	63,582	69,148
Allowance for loan losses for total gross impaired loans	9,496	8,868	40,862
Total gross performing loans	4,188,015	4,530,283	4,944,051
Total gross nonperforming loans	50,833	52,683	101,157

Noncontrolling Interests

Net income attributable to noncontrolling interests was $10.7 million for the first quarter of 2010, compared to net income of $3.3 million for the fourth quarter of 2009 and a net loss of $34.0 million for the first quarter of 2009. Net income attributable to noncontrolling interests of $10.7 million for the first quarter of 2010 was primarily a result of the following:

•

Gains on investment securities (including carried interest) attributable to noncontrolling interests of $12.8 million, stemming mainly from gains of $14.1 million from our managed funds of funds, partially offset by losses of $1.4 million from our managed co-investment funds.

•	Noninterest expense of $3.2 million, principally related to management fees paid by the noncontrolling interests to the Company’s wholly owned subsidiaries as the general partner.

SVBFG Stockholders’ Equity

On December 23, 2009, we redeemed in full 235,000 outstanding shares of preferred stock, for $235 million, plus $1.2 million of accrued and unpaid dividends, from the U.S. Treasury under the CPP. The redemption of the preferred shares resulted in a non-cash charge of $11.4 million in the fourth quarter of 2009. In connection with our participation in the CPP, as of March 31, 2010, we have a warrant outstanding for 354,058 shares of our common stock. We have engaged in negotiations with the U.S. Treasury regarding the repurchase of our warrant, but have not reached an agreement on the repurchase. If we are unable to reach an agreement, the U.S. Treasury may decide to sell the warrant through an auction process.

Accumulated other comprehensive income increased by $17.6 million to $23.5 million as of March 31, 2010, compared to $5.9 million as of December 31, 2009, primarily due to increases in the fair value of our fixed income investment portfolio as a result of decreases in long-term interest rates.

Outlook for the Year Ending December 31, 2010

Our outlook for the year ending December 31, 2010 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; nevertheless, we have provided directional guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

	Current outlook compared to 2009 results (as of April 22, 2010)	Change in outlook compared to outlook reported as of January 21, 2010
Average loan balances	Decrease at a percentage rate in the high single digits	Outlook decreased from comparable levels due to continued efforts by some clients to deleverage their businesses

Average deposit balances	Increase at a percentage rate in the mid teens	Outlook increased from low double digits due to our clients’ desire to maintain short-term liquidity and lack of attractive investment opportunities

Net interest income	Increase at a percentage rate in the low double digits	Outlook decreased from mid teens due to continued efforts by some clients to deleverage their businesses

Net interest margin	Between 3.50% - 3.80%	Outlook decreased from 3.60% - 4.00% due to an increase in our outlook for average deposit balances

Allowance for loan losses as a percentage of period end gross loans	Comparable to fourth quarter 2009 levels of 1.58%	No change from previous outlook

Net loan charge-offs	Decline from 2009 levels of $125.1 million	No change from previous outlook

Nonperforming loans as a percentage of total gross loans	At levels lower than fourth quarter 2009 levels of 1.15%	No change from previous outlook

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid single digits	No change from previous outlook

Net gains (losses) on equity warrant assets	Slight increase to 2009 levels	Outlook increased from previous outlook due to upward market trends (IPO filings, stock market appreciation, and higher valuations)

Net gains (losses) on investment securities, net of noncontrolling interests*	Improvement from 2009 levels	Outlook increased from previous outlook due to upward market trends (IPO filings, stock market appreciation, and higher valuations)

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the high teens	Outlook improved from previous outlook due to the change in timing of certain business initiatives and hiring plans

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2010” above and the quoted remarks regarding the Company’s pipeline and growth from the President and CEO, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, our financial, credit (including the adequacy of our allowance for loan losses and credit quality trends), business performance (including our performance against internal targets for 2010), expense levels (including compensation expense levels) and financial results (and the components of such results) for the year 2010.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2010 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offering and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, and (vii) accounting changes, as required by U.S. generally accepted accounting principles. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 22, 2010, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2010. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “69784043”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 22, 2010, through midnight on Tuesday, April 27, 2010, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “69784043”. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 22, 2010.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. For management reporting purposes, we report the results of our operations through four operating segments: Global Commercial Bank, Relationship Management, SVB Capital, and Other Business Services. Our Other Business Services group consists of Sponsored Debt Funds & Strategic Investments and SVB Analytics. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2010	December 31, 2009	March 31, 2009
Interest income:
Loans	$73,942	$80,258	$88,251
Investment securities:
Taxable	32,267	28,329	14,851
Non-taxable	970	996	1,061
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,840	2,562	2,376

Total interest income	110,019	112,145	106,539

Interest expense:
Deposits	3,665	4,093	6,847
Borrowings	5,514	5,912	8,181

Total interest expense	9,179	10,005	15,028

Net interest income	100,840	102,140	91,511
Provision for loan losses	10,745	17,291	43,466

Net interest income after provision for loan losses	90,095	84,849	48,045

Noninterest income:
Gains (losses) on investment securities, net	16,004	6,681	(35,045)
Foreign exchange fees	8,861	8,161	7,466
Deposit service charges	7,225	7,344	6,823
Client investment fees	3,940	4,344	6,248
Credit card fees	2,687	2,618	1,439
Letters of credit and standby letters of credit income	2,511	2,093	2,892
Gains on derivative instruments, net	1,982	1,370	1,814
Other	6,063	8,131	2,782

Total noninterest income (loss)	49,273	40,742	(5,581)

Noninterest expense:
Compensation and benefits	59,830	48,589	48,280
Professional services	12,098	11,088	12,080
Premises and equipment	5,784	6,277	5,407
FDIC assessments	5,049	3,182	2,675
Net occupancy	4,688	4,542	4,305
Business development and travel	4,286	4,436	3,273
Correspondent bank fees	1,948	2,046	1,913
Impairment of goodwill	—	—	4,092
(Reduction of) provision for unfunded credit commitments	(1,507)	1,999	(2,284)
Other	6,400	5,748	7,399

Total noninterest expense	98,576	87,907	87,140

Income (loss) before income tax expense	40,792	37,684	(44,676)
Income tax expense (benefit)	11,582	13,602	(2,448)

Net income (loss) before noncontrolling interests	29,210	24,082	(42,228)
Net (income) loss attributable to noncontrolling interests	(10,653)	(3,338)	33,993

Net income (loss) attributable to SVBFG	$18,557	$20,744	$(8,235)

Preferred stock dividend and discount accretion	—	(14,700)	(3,536)

Net income (loss) available to common stockholders	$18,557	$6,044	$(11,771)

Earnings (loss) per common share — basic	$0.45	$0.17	$(0.36)
Earnings (loss) per common share — diluted	$0.44	$0.16	$(0.36)
Weighted average common shares outstanding — basic	41,404,501	36,475,822	32,931,714
Weighted average common shares outstanding — diluted	42,291,467	37,214,151	32,931,714

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	March 31, 2010	December 31, 2009	March 31, 2009
Assets:
Cash and due from banks	$4,614,434	$3,454,611	$3,535,196
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	77,269	58,242	111,790

Cash and cash equivalents	4,691,703	3,512,853	3,646,986

Investment securities	4,939,084	4,491,752	2,032,157
Loans, net of unearned income	4,205,245	4,548,094	5,003,069
Allowance for loan losses	(68,271)	(72,450)	(110,010)

Net loans	4,136,974	4,475,644	4,893,059

Premises and equipment, net of accumulated depreciation and amortization	34,966	31,736	29,341
Accrued interest receivable and other assets	322,522	329,414	353,472

Total assets	$14,125,249	$12,841,399	$10,955,015

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$7,012,310	$6,298,988	$5,228,830
Negotiable order of withdrawal (NOW)	47,840	53,200	43,802
Money market	1,462,661	1,292,215	1,061,547
Money market deposits in foreign offices	73,326	49,722	45,439
Time	331,981	332,310	393,433
Sweep	2,585,176	2,305,502	1,709,273

Total deposits	11,513,294	10,331,937	8,482,324

Short-term borrowings	39,895	38,755	56,450
Other liabilities	163,187	139,947	163,422
Long-term debt	859,713	856,650	964,175

Total liabilities	12,576,089	11,367,289	9,666,371

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 0, 0 and 235,000 shares issued and outstanding, net of discount, respectively	—	—	221,783
Common stock, $0.001 par value, 150,000,000 shares authorized; 41,526,122 shares, 41,338,389 shares and 32,935,515 shares outstanding, respectively	42	41	33
Additional paid-in capital	398,510	389,490	71,760
Retained earnings	751,472	732,907	697,956
Accumulated other comprehensive income (loss)	23,456	5,905	(3,162)

Total SVBFG stockholders’ equity	1,173,480	1,128,343	988,370
Noncontrolling interests	375,680	345,767	300,274

Total equity	1,549,160	1,474,110	1,288,644

Total liabilities and total equity	$14,125,249	$12,841,399	$10,955,015

Capital Ratios:
Total risk-based capital ratio	20.72%	19.94%	18.75%
Tier 1 risk-based capital ratio	16.21	15.45	13.67
Tier 1 leverage ratio	8.99	9.53	10.15
Tangible common equity to tangible assets ratio (1)	8.30	8.78	6.99
Tangible common equity to risk-weighted assets ratio	16.01	15.05	10.17

Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	36.53%	44.02%	58.98%
Book value per common share (2)	$28.26	$27.30	$23.28
Full-time equivalent employees	1,271	1,258	1,262

(1)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	March 31, 2010			December 31, 2009			March 31, 2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,316,307	$2,840	0.27%	$3,755,892	$2,562	0.27%	$2,825,988	$2,376	0.34%
Investment securities: (2)
Taxable	3,911,183	32,267	3.35	3,194,147	28,329	3.52	1,357,752	14,851	4.44
Non-taxable (3)	98,957	1,492	6.11	101,107	1,532	6.01	106,404	1,633	6.22
Total loans, net of unearned income (4)	4,115,558	73,942	7.29	4,367,985	80,258	7.29	5,116,252	88,251	7.00

Total interest-earning assets	12,442,005	110,541	3.60	11,419,131	112,681	3.92	9,406,396	107,111	4.62

Cash and due from banks	237,691			232,266			321,282
Allowance for loan losses	(78,050)			(91,653)			(111,527)
Goodwill	—			—			4,048
Other assets (5)	963,791			927,348			836,208

Total assets	$13,565,437			$12,487,092			$10,456,407

Funding sources:
Interest-bearing liabilities:
NOW deposits	$61,809	$64	0.42%	$40,151	$40	0.40%	$52,282	$49	0.38%
Regular money market deposits	149,397	104	0.28	144,655	123	0.34	179,099	305	0.69
Bonus money market deposits	1,234,319	930	0.31	1,203,460	1,158	0.38	986,034	1,738	0.71
Money market deposits in foreign offices	62,037	53	0.35	67,404	74	0.44	64,485	174	1.09
Time deposits	323,476	493	0.62	330,610	526	0.63	376,833	730	0.79
Sweep deposits	2,425,258	2,021	0.34	2,098,254	2,172	0.41	1,632,420	3,851	0.96

Total interest-bearing deposits	4,256,296	3,665	0.35	3,884,534	4,093	0.42	3,291,153	6,847	0.84
Short-term borrowings	44,668	15	0.14	49,525	15	0.12	47,044	21	0.18
3.875% convertible senior notes	247,195	3,526	5.78	246,625	3,520	5.66	244,789	3,505	5.81
Junior subordinated debentures	55,967	569	4.12	55,974	893	6.33	55,921	786	5.70
Senior and subordinated notes	551,932	1,336	0.98	558,421	1,417	1.01	568,206	3,407	2.43
Other long-term debt	7,335	68	3.76	7,831	67	3.39	101,269	462	1.85

Total interest-bearing liabilities	5,163,393	9,179	0.72	4,802,910	10,005	0.83	4,308,382	15,028	1.41
Portion of noninterest-bearing funding sources	7,278,612			6,616,221			5,098,014

Total funding sources	12,442,005	9,179	0.30	11,419,131	10,005	0.35	9,406,396	15,028	0.65

Noninterest-bearing funding sources:
Demand deposits	6,710,928			5,998,373			4,636,553
Other liabilities	176,283			169,293			184,844
SVBFG stockholders’ equity	1,162,929			1,183,276			1,008,102
Noncontrolling interests	351,904			333,240			318,526
Portion used to fund interest-earning assets	(7,278,612)			(6,616,221)			(5,098,014)

Total liabilities and total equity	$13,565,437			$12,487,092			$10,456,407

Net interest income and margin		$101,362	3.30%		$102,676	3.57%		$92,083	3.97%

Total deposits	$10,967,224			$9,882,907			$7,927,706

Average SVBFG stockholders’ equity as a percentage of average assets			8.57%			9.48%			9.64%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(522)			(536)			(572)

Net interest income, as reported		$100,840			$102,140			$91,511

(1)	Includes average interest-bearing deposits in other financial institutions of $169.9 million, $169.0 million and $180.0 million for the quarters ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively. For the quarters ended March 31, 2010, December 31, 2009, and March 31, 2009, balance also includes $4.1 billion, $3.5 billion and $2.5 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $599.6 million, $578.0 million and $467.0 million for the quarters ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Derivative Instruments, Net

	Three months ended
				% Change
(Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$292	$426	$496	(31.5)%	(41.1)%
Gains on internal foreign exchange forward contracts, net (2)	2,046	406	1,943	NM	5.3

Total gains on foreign exchange forward contracts, net	2,338	832	2,439	181.0	(4.1)

Change in fair value of interest rate swap (3)	—	—	(170)	—	(100.0)

Equity warrant assets:
Gains on exercise, net	849	1,271	210	(33.2)	NM
Change in fair value (4):
Cancellations and expirations	(1,782)	(871)	(1,198)	104.6	48.7
Other changes in fair value	577	138	533	NM	8.3

Total net (losses) gain on equity warrant assets (5)	(356)	538	(455)	(166.2)	(21.8)

Total gains on derivative instruments, net	$1,982	$1,370	$1,814	44.7%	9.3%

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.
(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.
(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.
(4)	At March 31, 2010, we held warrants in 1,161 companies, compared to 1,225 companies at December 31, 2009 and 1,303 companies at March 31, 2009.
(5)	Includes net (losses) gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests”.

Net (Income) Loss Attributable to Noncontrolling Interests

	Three months ended
(Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Net interest loss (income) (1)	$7	$(11)	$14
Noninterest (income) loss (1)	(14,283)	(6,668)	31,907
Noninterest expense (1)	3,231	3,344	3,387
Carried interest (2)	392	(3)	(1,315)

Net (income) loss attributable to noncontrolling interests	$(10,653)	$(3,338)	$33,993

(1)	Represents noncontrolling interests share in net interest income, noninterest income, and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Weighted average common shares outstanding-basic	41,405	36,476	32,932
Effect of dilutive securities:
Stock options	751	643	—
Restricted stock awards and units	135	95	—
3.875% convertible senior notes (1)	—	—	—
Warrants associated with 3.875% convertible senior notes (1)	—	—	—
Warrant associated with Capital Purchase Program (2)	—	—	—

Total effect of dilutive securities	886	738	—

Weighted average common shares outstanding-diluted	42,291	37,214	32,932

(1)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.
(2)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Due to the net loss applicable to common stockholders for the first quarter of 2009, no potentially dilutive shares were included in the loss per share calculation as including such shares would be anti-dilutive and reduce the reported loss per share.

Credit Quality

	Period end balances at
(Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$184	$2,456	$3,516
Impaired loans	50,649	50,227	97,641

Total nonperforming loans	50,833	52,683	101,157
Other real estate owned	—	220	1,200

Total nonperforming assets	$50,833	$52,903	$102,357

Nonperforming loans as a percentage of total gross loans	1.20%	1.15%	2.01%
Nonperforming assets as a percentage of total assets	0.36	0.41	0.93

Allowance for loan losses	$68,271	$72,450	$110,010
As a percentage of total gross loans	1.61%	1.58%	2.18%
As a percentage of total gross nonperforming loans	134.30	137.52	108.75
Allowance for loan losses for total gross impaired loans	$9,496	$8,868	$40,862
As a percentage of total gross loans	0.22%	0.19%	0.81%
As a percentage of total gross nonperforming loans	18.68	16.83	40.39
Allowance for loan losses for total gross performing loans	$58,775	$63,582	$69,148
As a percentage of total gross loans	1.39%	1.39%	1.37%
As a percentage of total gross performing loans	1.40	1.40	1.40
Reserve for unfunded credit commitments (1)	$11,824	$13,331	$12,418
Total gross loans	4,238,848	4,582,966	5,045,208
Total unfunded credit commitments	5,251,336	5,338,726	5,072,604

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2010	December 31, 2009	March 31, 2009
Client directed investment assets	$9,389	$10,190	$11,643
Client investment assets under management	5,680	5,911	5,834
Sweep money market funds	—	—	224

Total average client investment funds	$15,069	$16,101	$17,701

(1)	Client Investment Funds are maintained at third party financial institutions.

Period-end total client investment funds were $15.1 billion at March 31, 2010, compared to $15.6 billion at December 31, 2009 and $16.9 billion at March 31, 2009. The decrease in average and period-end total client investment funds from the fourth quarter of 2009 to the first quarter of 2010 was primarily due to clients’ desire to maintain short term liquidity provided by on balance sheet deposit accounts rather than invest in other options available in the current low interest rate environment.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net gains (losses) on investment securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests – As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for future financial performance of eProsper.

•	Non-tax deductible charge of $11.4 million related to CPP repayment.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP:

•

Tangible common equity to tangible assets ratio – This ratio is not required by GAAP or applicable bank regulatory requirements, and is used by management to evaluate the adequacy of the Company’s capital levels. Our ratio is calculated by dividing total SVBFG stockholder’s equity, by total assets, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratio is not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill impairment for applicable periods) by total taxable equivalent income, after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share amounts)	March 31, 2010	December 31, 2009	March 31, 2009
Net income (loss) available to common stockholders	$18,557	$6,044	$(11,771)
Impairment of goodwill (1)	—	—	4,092
Non-cash charge related to CPP repayment (2)	—	11,412	—

Non-GAAP net income (loss) available to common stockholders	$18,557	$17,456	$(7,679)

GAAP earnings (loss) per common share — diluted	$0.44	$0.16	$(0.36)
Impact of impairment of goodwill (1)	—	—	0.13
Impact of non-cash charge related to CPP repayment (2)	—	0.31	—

Non-GAAP earnings (loss) per common share — diluted	$0.44	$0.47	$(0.23)

Weighted average diluted common shares outstanding	42,291,467	37,214,151	32,931,714

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.
(2)	Non-tax deductible charge related to CPP repayment recognized in the fourth quarter of 2009.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
GAAP noninterest income (loss)	$49,273	$40,742	$(5,581)
Less: income (losses) attributable to noncontrolling interests, including carried interest	13,891	6,671	(30,592)

Non-GAAP noninterest income, net of noncontrolling interests	$35,382	$34,071	$25,011

	Three months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
GAAP net gains (losses) on investment securities	$16,004	$6,681	$(35,045)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	12,778	5,853	(30,438)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,226	$828	$(4,607)

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2010	December 31, 2009	March 31, 2009
GAAP noninterest expense	$98,576	$87,907	$87,140
Less: amounts attributable to noncontrolling interests	3,231	3,344	3,387
Less: impairment of goodwill	—	—	4,092

Non-GAAP noninterest expense, net of noncontrolling interests	$95,345	$84,563	$79,661

GAAP taxable equivalent net interest income	$101,362	$102,676	$92,083
Less: (losses) income attributable to noncontrolling interests	(7)	11	(14)

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	101,369	102,665	92,097
Non-GAAP noninterest income, net of noncontrolling interests	35,382	34,071	25,011

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$136,751	$136,736	$117,108

Non-GAAP operating efficiency ratio	69.72%	61.84%	68.02%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
GAAP non-marketable securities	$591,692	$553,530	$454,527
Less: noncontrolling interests in non-marketable securities	344,890	320,523	276,122

Non-GAAP non-marketable securities, net of noncontrolling interests	$246,802	$233,007	$178,405

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	March 31, 2010	December 31, 2009	March 31, 2009
GAAP SVBFG stockholders’ equity	$1,173,480	$1,128,343	$988,370
Less:
Preferred stock	—	—	221,783
Intangible assets	979	665	822

Tangible common equity	$1,172,501	$1,127,678	$765,765

GAAP Total assets	$14,125,249	$12,841,399	$10,955,015
Less:
Intangible assets	979	665	822

Tangible assets	$14,124,270	$12,840,734	$10,954,193

Risk-weighted assets	$7,325,082	$7,494,498	$7,533,338

Tangible common equity to tangible assets	8.30%	8.78%	6.99%
Tangible common equity to risk-weighted assets	16.01	15.05	10.17